Exhibit 99.1

Profusa, Inc. Receives Nasdaq Compliance Determination

Berkeley, CA, Sept. 15, 2026 (GLOBE NEWSWIRE) -- Profusa, Inc. (Nasdaq: PFSA) (the “Company”) announced today that on September 9, 2026, the Company received a letter (the “Compliance Determination Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has demonstrated compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) and Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”).

The Company remains subject to a one-year Mandatory Panel Monitor (the “Monitoring Period”). If during the Monitoring Period the Company fails to satisfy the equity rule, the company will not be provided the opportunity to submit a compliance plan; rather, Nasdaq will issue a delist determination, which the company may appeal by requesting a hearing. Such request would stay any further action by Nasdaq at least until the hearing is held and any extension granted by the Panel expires.

The Company intends to continue to monitor its compliance with all applicable Nasdaq continued listing requirements.

About Profusa, Inc.

Based in Berkeley, California, Profusa is a digital health company pioneering next-generation biosensor technologies, previously announced the signing of an Option Agreement (the “Agreement”) which provides Profusa the right and option, but not the obligation, subject to satisfaction of certain conditions, to acquire G3 Vision Labs, Inc. and its subsidiaries (“G3"). Upon option exercising, the combined company is expected to operate as a public diagnostics company.

Forward-Looking Statements

Certain statements in this press release (this “Press Release”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, without limitation, statements regarding the Company’s ability to maintain compliance with Nasdaq listing standards, the Company’s plans to monitor its continued compliance, and the potential consequences of non-compliance during the Mandatory Panel Monitor period. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management, are inherently uncertain. Profusa cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC, and in other documents filed by Profusa from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

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